Exhibit 16.1

Russell E. Anderson, CPA
Russ Bradshaw, CPA
William R. Denney, CPA
September 28, 2015

Office of the Chief Accountant Securities and Exchange Commission 100 F Street, NE Washington, D.C. 20549

Commissioners:

We have read the statements made by Confederate Motors, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Confederate Motors, Inc. dated on or about September 28, 2015 and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours, Anderson Bradshaw PLLC Salt Lake City, UT 84107

Sincerely,

William R. Denney Anderson Bradshaw PLLC

5296 S. Commerce Dr Suite 300	cc: Confederate Motors, Inc. 3029 2nd Avenue South Birmingham, AL 35233
Salt Lake City, Utah
84107
USA
(T) 801.281.4700
(F) 801.281.4701

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